Exhibit 10.56
Adjustments to Executive Officer Salaries
On December 10, 2007, the Human Resources and Compensation Committee of the Board of Directors of Applied Materials, Inc. (“Applied”) approved the following annual base salaries for Applied’s named executive officers, effective December 17, 2007:

Executive Officer	Salary
Michael R. Splinter, President, Chief Executive Officer	$980,000
George S. Davis, Senior Vice President, Chief Financial Officer	$513,000
Franz Janker, Executive Vice President, Sales and Marketing	$594,000
Manfred Kerschbaum, Senior Vice President, General Manager Applied Global Services	$504,400
Mark R. Pinto, Senior Vice President, Chief Technology Officer and General Manager Energy and Environmental Solutions	$550,000
Thomas St. Dennis, Senior Vice President, General Manager Silicon Systems Group	$514,100
Each salary shown above represents an increase from the prior level.